Exhibit 10.1

Amendment Agreement

This amendment agreement, dated as of April 26, 2017 (“Amendment Agreement”) by and among Pulse Biosciences, Inc. (“Pulse”), MDB Capital Group, LLC (“MDB”) and Feltl and Company, Inc. (“Feltl”), is entered into to eliminate certain of the provisions set forth (i) in the MDB Engagement Letter, between Pulse  (formerly named Electroblate, Inc.) and MDB dated September 30, 2014 (“Engagement Letter”), and (ii) in the Underwriting Agreement among Pulse, MDB (as Representative), and Feltl (as QIU), dated May 17, 2016 (“Underwriting Agreement”).

Now in consideration of the mutual agreements set forth herein and the continuing effect of the Engagement Letter and Underwriting Agreement, the parties hereto agree as follows:

1.Subject to the elimination of the specified provisions indicated below, the Engagement Letter and the Underwriting Agreement are continuing agreements as indicated therein among the parties as indicated.  The actions that have been taken by the parties to the Engagement Agreement and the Underwriting Agreement that are indicated to have taken prior to the date hereof, have been taken by the party obligation to take such action.  Any defined terms used in this Amendment Agreement, not otherwise defined herein, will have the definitions assigned to them in either the Engagement Agreement or Underwriting Agreement as relevant. The section names following the sections to be eliminated are for reference only and are not intended to modify or amendment either agreement.

2.Pulse and MDB hereby agree that the following sections of the Engagement Agreement are waived irrevocably:

(i)Section 1 (Exclusive Appointment; Services);

(ii)Section 2 (Compensation);

(iii)Section 3 (Manner of Offering; Representations and Warranties of the Company), as to only the following subsections: (a), (f), (g), (i), (j), (k), (l), (m), and (n);

(iv)Section 4 (Confidentiality);

(v)Section 7 (Additional Services, ROFR); and

(vi)Section 9 (Announcements), provided that the license granted to MDB to use the company logo and a hyperlink as specified in the section will continue as provided therein.

3.Pulse and MDB hereby agree that the following sections of the Underwriting Agreement are waived irrevocably:

(i)Section 3.22 (Lock Up Period);

(ii)Section 4.4 (Effectiveness and Events Requiring Notice to the Representative), provided that if there is an event which would require a notice to MDB as representative set forth in subsections (iii) and (v) and last sentence of the section are continuing obligations of Pulse; and

(iii)Section 4.5 (Reports to the Representative).

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3.Pulse, MDB and Feltl hereby amend the Underwriting Agreement to delete the following sections from the Underwriting Agreement:

(i)Section 4.2 (Federal Securities Laws);

(ii)Section 4.3 (Delivery to the Underwriters of Prospectuses);

(iii)Section 4.6 (Payment of General Expenses Related to the Offering);

(iv)Section 4.7 (Application of Net Proceeds);

(v)Section 4.8(Delivery of Earnings Statements to Securities Holders);

(vi)Section 4.9 (Background Searches);

(vii)Section 4.11 (Accountants);

(viii)Section 4.12 (Director and Officer Insurance);

(ix)Section 4.13 (FINRA);

(x)Section 4.14 (Electronic Prospectus);

(xi)Section 8.1 (Board Composition and Board Designations); and

(xii)Section 8.2 (Prohibition on Press Releases and Public Announcements).

If the foregoing correctly sets forth the understandings of the parties hereto, please indicate in the space provided below for that purpose, whereupon this letter will constitute a binding modification of the Engagement Letter and an amendment to the Underwriting Agreement.

Pulse Biosciences, Inc.

By:  /s/ Brian B. Dow

Name: Brian B. Dow

Title: Senior Vice President and Chief Financial Officer

MDB Capital Group, LLC

By: /s/ Gary Schuman

Name: Gary Schuman

Title: CFO and CCO

Feltl and Company, Inc.

By: /s/ Thomas Steichen

Name: Thomas Steichen

Title: General Counsel

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